NEXGEN PETROLEUM CORP.
2808 Cowan Circle
Las Vegas, Nevada   89102

August 25, 2009

Montello Resources Ltd.
305, 707 – 10th Avenue S.W.
Calgary, Alberta   T2R 0B3

Dear Sirs/Mesdames:

Re:	Agreement to Earn an Undivided Interest in Certain Leases

Further to our discussions, this binding letter agreement (“Letter Agreement”) is for the purpose of evidencing our mutual agreement with respect to a 7.5% undivided interest to be granted to Nexgen Petroleum Corp. (the “Company”) by Montello Resources Ltd. (“Montello”), pursuant to the terms of an equalization and joint operating agreement (the “EJO Agreement”) between Montello and the Company, entered into by the parties on or about August 26, 2008. (Montello and the Company referred to separately as a “party” or collectively, as the “parties”, as the context requires).

This binding Letter Agreement shall be effective as at April 1, 2009, and shall set out the relationship between the parties and the respective rights, obligations and responsibilities of each party hereto.

WHEREAS pursuant to the terms of the EJO Agreement, the Company is entitled to earn a 15% undivided interest in and to leases C through G set out in Schedule “A” to the EJO Agreement (the “Leases”) upon incurring an aggregate of $1,250,000 in Carried Amounts (as this term is defined in the EJO Agreement);

AND WHEREAS the parties acknowledge that as at April 1, 2009, the Company has incurred an aggregate of $461,000 of the Carried Amount, and has transferred of an additional $200,000 by the Company of the monies set aside by the Company for Montello’s Petrojet AFE project to Montello’s current AFE project.

In consideration of $10.00 (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1.
Montello acknowledges and agrees that in consideration for an aggregate of $461,000 of the Carried Amount which has been incurred by the Company, and the transfer of an additional $200,000 by the Company of the monies set aside by the Company for Montello’s Petrojet AFE project to Montello’s current AFE project, the Company has earned an undivided 7.5% interest in and to the Leases, such interest to be transferred to the Company by Montello.

2.	Montello acknowledges that no further action is required on the part of the Company for Montello to transfer the undivided interest in and to the Leases to the Company.

3.
The parties acknowledge and agree that the Company shall relinquish a 0.5% of its 7.5% undivided interest to the Leases in exchange for, and upon, Montello depositing to the Company’s account an aggregate of $15,000.

4.	Montello shall take all action necessary to deliver to the Company recordable transfers of its 7.0% undivided interest to the Leases.

5.
Montello hereby provides the Company with the option to earn a further 7.5% undivided interest in and to the Leases by paying to Montello an additional $400,000 on or before September 30, 2009.  All partial payments of the $400,000 made by Company by or before September 30, 2009 shall entitled the Company to a pro-rated interest of the additional 7.5% undivided interest in and to the Leases.

General

1.
The parties hereto agree that no partnership is created by this Letter Agreement.  Nothing contained in this Letter Agreement shall or shall be deemed to constitute the parties as partners, nor result in the appointment of one party as the agent of the other, nor any other relationship whereby either could be held liable for any act or omission of the other.

2.
Neither party shall have any authority to act for the other or to incur any obligation on behalf of the other save as specifically provided by this Letter Agreement.  Each party covenants to indemnify the other from all claims, losses, costs, charges, fees, expenses, damages, obligations and responsibilities incurred by the other party by reason of any action or omission of the other outside the scope of the authority specifically provided by this Letter Agreement.

3.
Each of the parties hereby covenants and agrees that at any time upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds and assurances as may be required for the better carrying out and performance of all the terms of this Letter Agreement.

4.	This Letter Agreement will be governed by and be construed in accordance with the laws of British Columbia.

5.
This Letter Agreement will be binding upon and enure to the benefit of the parties hereto and their respective heirs and executors and successors and assigns as the case may be. This Letter Agreement may not be assigned without the prior written consent of the other party.

6.
This Letter Agreement constitutes the entire agreement between the parties and supersedes all prior letters of intent, agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied. The recitals and any schedules form a part of and are incorporated by reference into this Letter Agreement.  No modification or amendment to this Letter Agreement may be made unless agreed to by the parties thereto in writing.

7.
In the event any provision of this Letter Agreement will be deemed invalid or void, in whole or in part, by any court of competent jurisdiction, the remaining terms and provisions will remain in full force and effect.

8.	Time is of the essence.

9.
This Letter Agreement may be executed in any number of counterparts with the same effect as if all parties to this Letter Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument and any facsimile or pdf email signature shall be taken as an original.

Yours truly,

NEXGEN PETROLEUM CORP.
per:

            /s/ Hsien Loong Wong
Authorized Signatory
Name: Hsien Loong Wong_________

If this Letter Agreement accurately sets out your understanding of the terms of our agreement then please sign in the place indicated below.  Upon such execution and return, this Letter Agreement shall constitute a binding agreement upon the parties.

Acknowledged and agreed to this 31st day of August, 2009.

MONTELLO RESOURCES LTD.
per:

              /s/ Peter Brown
Authorized Signatory
Name: Peter Brown ______________